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Exhibit 99(a)(1)(D)

        OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
AND THE ASSOCIATED RIGHTS

OF

SALIX PHARMACEUTICALS, LTD.

AT

$8.75 NET PER SHARE

BY

SAULE HOLDINGS INC.

A WHOLLY OWNED SUBSIDIARY OF

AXCAN PHARMA INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 23, 2003, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        J.P. Morgan Securities Inc. is acting as Dealer Manager to Saule Holdings Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Axcan Pharma Inc., a corporation incorporated under the Canada Business Corporation Act ("Parent"), in connection with Purchaser's offer to purchase all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Salix Pharmaceuticals, Ltd., a Delaware corporation (the "Company"), including the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of January 10, 2003 (the "Rights Agreement"), between the Company and Computershare Investor Services, LLC, as rights agent, at a price of $8.75 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 10, 2003 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended and supplemented from time to time, together constitute the "Offer") enclosed herewith. All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Offer to Purchase.

        Unless the Rights Condition (as defined in the Offer to Purchase) is satisfied, the Company's stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares in accordance with the procedures set forth in Section 3 of the Offer to Purchase. Unless the Distribution Date (as defined in the Offer to Purchase) occurs, a tender of Shares will also constitute a tender of the associated Rights.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares and Rights in your name or in the name of your nominee.

        The Offer is conditioned upon, among other things, the following:

  •
  The Company's stockholders shall have validly tendered and not withdrawn prior to the expiration date of the Offer a number of Shares representing, including the Shares owned by Parent and Purchaser, at least a majority of all outstanding Shares on a fully diluted basis;

  •
  The board of directors of the Company shall have redeemed the Rights or Purchaser shall be satisfied that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger of Purchaser and the Company (the "Proposed Merger");

  •
  The board of directors of the Company shall have approved the Offer and the Proposed Merger pursuant to the requirements of Section 203 of the General Corporation Law of the State of Delaware or Purchaser shall be satisfied that Section 203 does not apply to or otherwise restrict the Offer and the Proposed Merger;

  •
  Parent shall have received proceeds under the facilities contemplated by its commitment from National Bank of Canada sufficient, together with cash on hand, to consummate the Offer and the Proposed Merger;

  •
  Any applicable waiting periods under applicable antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or terminated; and

  •
  Other terms and conditions described in Section 14 of the Offer to Purchase shall be satisfied.

        Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

          1.    The Offer to Purchase, dated April 10, 2003.

          2.    The Letter of Transmittal for your use and for the information of your clients (including the Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9).

          3.    The Notice of Guaranteed Delivery to be used to tender Shares if none of the procedures for tendering Shares set forth in the Offer to Purchase can be completed on a timely basis.

          4.    A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

          5.    A return envelope addressed to American Stock Transfer & Trust Company, as Depositary.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 23, 2003, UNLESS THE OFFER IS EXTENDED.

        In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other required documents should be sent to the Depositary and (ii) certificates representing the tendered Shares and, if applicable, Rights or a timely Book-Entry Confirmation should be delivered to the Depositary in accordance with the instructions set forth in the Offer to Purchase and the Letter of Transmittal. Holders of Shares and, if applicable, Rights whose certificates are not immediately available or who cannot deliver their certificates and all other required documents to the Depositary or complete the procedures for book-entry transfer prior to the Expiration Date must tender their Shares and Rights according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

        Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares and Rights pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares and Rights to it, except as otherwise provided in Instruction 6 to the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to MacKenzie Partners, Inc. (the "Information Agent"), 105 Madison Avenue, New York, New York 10016, Tel: (212) 929-5500 (call collect), Toll Free: (800) 322-2885, Fax: (212) 929-0308. Requests for copies of the enclosed materials may be directed to the Information Agent at the above address and telephone number.

                      Very truly yours,

                      J.P. Morgan Securities Inc.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, PURCHASER, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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  Exhibit 99(a)(1)(D)